Exhibit 10(U)(i)

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of July 23, 2003, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name “Silicon Valley East” (“Bank”) and LTX CORPORATION, a Massachusetts corporation with its chief executive office located at LTX Park at University Avenue, Westwood, Massachusetts 02090 (“Borrower”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 1, 1999, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of July 24, 2002, between Borrower and Bank, as amended by a certain Loan Modification Agreement dated as of October 17, 2002 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.    DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.    DESCRIPTION OF CHANGE IN TERMS.

A.    Modifications to Loan Agreement.

1. The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Revolving Maturity Date” is 364 days from the Closing Date.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt.”

and inserting in lieu thereof the following:

““Revolving Maturity Date” is October 23, 2003.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt plus (iv) any amounts attributable to losses related to (a) non-cash charges associated with Borrower’s acquisition of StepTech, Inc., and (b) any one time non-cash charges.”

4.    FEES. Borrower shall pay to Bank a modification fee equal to $17,578.00, which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.    RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 21, 2001 between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement shall remain in full force and effect.

6.    RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of July 24, 2002 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7.    CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.    RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.    NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.    COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank (provided, however, in no event shall this Loan Modification Agreement become effective until signed by an officer of Bank in California).

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

LTX CORPORATION	SILICON VALLEY BANK, doing business as SILICON VALLEY EAST

By:	By:

Name:	Name:

Title:	Title:

SILICON VALLEY BANK

By:

Name:

Title:
(signed in Santa Clara County, California)